Exhibit B

                            ARTICLES OF INCORPORATION
                            ARTICLES OF INCORPORATION
                                       OF
                           DRUMMOND MERGER CORPORATION


     The undersigned Incorporator hereby makes and adopts these Articles of Incorporation as follows:

                                ARTICLE I. NAME

     The name of this corporation is Drummond Merger Corporation.

                               ARTICLE II. SHARES

     Section 1. Classes of Stock. The total number of shares of stock which this Corporation is authorized to issue is Fifty Five Million (55,000,000), Fifty Million of which shall constitute a single class of common shares with a par value of $0.01 per share, and Five Million of which shall constitute preferred stock with a par value of $0.01 per share.

     The Preferred Stock may be issued in one or more classes or series within a class, at the discretion of the Board of Directors of the Corporation. The Board of Directors of the Corporation is authorized (a) to determine and alter the designations, powers, preferences, limitations and relative rights granted to or imposed on (i) any class of Preferred Stock before the issuance of any shares of that class and the number of shares constituting any such class and the designation thereof, or any of them; or (ii) one or more series within a class, and designate the number of shares within that series, before the issuance of any shares of that series; (b) to decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     Section 2. Preferred Stock, Series 1. The Corporation shall be authorized to issue up to 3,000,000 shares of Preferred Stock, Series 1, having the rights, preferences and privileges se as follows:

     A. Dividends

     1. Payment of Dividends. The holders of the Preferred Stock, Series 1 shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the board of directors out of monies properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of 5% per share per annum (the "Dividend Payment") on the amount paid-up thereon payable in arrears on December 31 of each year (the "Dividend Payment Date"). Dividends on the Preferred Stock, Series 1 shall accrue from and including the date of issuance. Checks of the Corporation or its dividend paying agent payable at par at a chartered bank or trust company shall be issued in respect of such dividends to the holders of the Preferred Stock, Series 1 entitled thereto. The mailing of such checks shall satisfy and discharge all liability for the dividends represented thereby, unless the checks are not paid on due presentation. If on any Dividend Payment Date, the dividends payable on such date are not paid in full on all of the Preferred Stock, Series 1 then issued and outstanding, the dividends or the unpaid part thereof shall be paid on a subsequent date or dates as determined by the board of directors. The holders of the Preferred Stock, Series 1 shall not be entitled to any dividends other than or in excess of the cash dividends provided for herein. A dividend which is represented by a check which has not been presented for payment within six years after it was issued shall be forfeited to the Corporation.

ARTICLES OF INCORPORATION                                               Page 1
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     2.  Dividend  for  Other  than a Full  Year.  The  amount  per share of the dividend accrued for any period which is less than a full year with respect to any Preferred Stock, Series 1:

     (a) which is issued, redeemed or purchased; or

     (b) where the assets of the Corporation are distributed to the holders of Preferred Stock, Series 1 on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, shall be equal to the amount (rounded to the nearest 1/100th of 1 cent) calculated by multiplying the Dividend Payment by a fraction of which the numerator is the number of days during the year that the share has been outstanding (including the date of issuance or the first day of the year as well as the Dividend Payment Date or date of redemption, purchase, or distribution of assets, as applicable) and the denominator is 365.

     3. Interest Payment. The holders of the Preferred Stock, Series 1 shall be entitled to receive, as provided herein, an amount equivalent to interest at the rate of 8% per annum on the amount of all Dividend Payments not paid on their respective Dividend Payment Dates and which remain outstanding from time to time, which shall be compounded annually on each Dividend Payment Date (the "Interest Amount").

     B. Redemption and Purchase

     1. General. Subject to Section E, the Preferred Stock, Series 1 may be redeemed or purchased by the Corporation as provided in this Section, but not otherwise.

     2. Redemption Rights.

     (a) Subject to Section E, the Corporation may at its option redeem at any time all or from time to time any number of the outstanding Preferred Stock, Series 1 on payment of the Redemption Price as provided in Section B.3.

     (b) If less than all of the outstanding Preferred Stock, Series 1 are to be redeemed, the shares to be redeemed shall be selected by lot, in single shares or in units of 10 shares or less, or pro rata (disregarding fractions) as the board of directors or a committee thereof in its sole discretion shall by resolution determine.


ARTICLES OF INCORPORATION                                               Page 2

     3. Redemption Price. The price at which any Preferred Stock, Series 1 is redeemable (the "Redemption Price") shall be the aggregate of all accrued and unpaid dividends up to and including the date fixed for redemption, the amount paid-up thereon, any Interest Amount applicable thereto and a redemption premium of 10% of the amount paid-up thereon.

     4. Redemption Procedure.

     (a) Notice of redemption (the "Redemption Notice") of the Preferred Stock, Series 1 shall be given by the Corporation not less than 30 days prior to the date fixed for redemption to each holder of any Preferred Stock, Series 1 to be redeemed. Accidental failure or omission to give the Redemption Notice to one or more of such holders shall not affect the validity of such redemption. The Redemption Notice shall set out the Redemption Price, the date fixed for redemption, the place of redemption and, in the case of partial redemption, the number of the holder's shares to be redeemed.

     (b) On and after the date fixed for redemption, the Corporation shall pay or cause to be paid the Redemption Price to or to the order of the holders of the Preferred Stock, Series 1 redeemed on presentation and surrender, at the place of redemption, of the respective certificates representing such shares, and the holders of the Preferred Stock, Series 1 called for redemption shall cease to be entitled to dividends or to exercise any of the rights of holders in respect thereof, unless payment of the Redemption Price shall not be made in accordance with the foregoing provisions, in which case the rights and privileges of the holders shall remain unimpaired.

     (c) The Corporation shall have the right at any time after mailing the Redemption Notice to deposit the Redemption Price of the shares thereby called for redemption, or such part thereof as at the time of deposit has not been claimed by the shareholders entitled thereto, in a special account with a chartered bank or trust company for the holders of such shares, and upon the deposit being made or upon the date fixed for redemption, whichever is the earlier, the Preferred Stock, Series 1 in respect of which the deposit shall have been made shall be deemed to be redeemed and the rights of each holder thereof shall be limited to receiving, without interest, his proportionate part of the Redemption Price so deposited upon presentation and surrender of the certificates representing his shares so redeemed.

     (d) If less than all the Preferred Stock, Series 1 represented by any certificate are redeemed, a new certificate for the balance shall be issued without cost to the holder.

     5. Purchase. Subject to Section E, the Corporation may purchase at any time all or from time to time any number of the outstanding Preferred Stock, Series 1 in the open market (including purchases through or from an investment dealer or firm holding membership on a stock exchange) or pursuant to tenders received by the Corporation upon an invitation for tenders addressed to all holders of the Preferred Stock, Series 1, at a price per share not exceeding the Redemption Price plus costs of purchase. If, upon any invitation for tenders, the Corporation receives tenders for Preferred Stock, Series 1 at the same price in an aggregate number greater than the number for which the Corporation is prepared to accept tenders, the shares to be purchased shall be selected from the shares offered at prices as nearly as may be pro rata (to the nearest 10 shares) according to the number of Preferred Stock, Series 1 offered in each tender, in the manner as the board of directors or a committee thereof in its sole discretion shall by resolution determine.



ARTICLES OF INCORPORATION                                               Page 3
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     6.  Indenture.  In the event  that an "Event of  Default",  as such term is defined in a master indenture made between the Corporation and Harris Trust Corporation of New York, as trustee, dated as of August 23, 1993, as amended from time to time (the "Indenture"), occurs and is not remedied by the Corporation within any applicable curative periods and either the "Trustee" or "Holders" (as such terms are defined in the Indenture) provide written notice to the Corporation declaring the principal amount of "Outstanding" "Securities" (as such terms are defined in the Indenture) plus accrued interest to be due and payable as provided for and pursuant to Section 502 of the Indenture, a holder of any Preferred Stock, Series 1 may require the Corporation to redeem, at any time and from time to time, the number of Preferred Stock, Series 1 as may be presented for redemption by the holder as provided herein. The Corporation need not redeem the Preferred Stock, Series 1 pro rata, among all holders of Preferred Stock, Series 1. The price per share (the "Retraction Price") at which the Corporation is required to redeem Preferred Stock, Series 1 pursuant to the exercise of the right of retraction herein shall be the aggregate of all accrued and unpaid dividends up to and including the dated fixed for redemption, the amount paid-up thereon, any Interest Amount applicable thereto and a retraction premium of 10% of the amount paid-up thereon. The holder of Preferred Stock, Series 1 desiring to exercise his retraction right shall tender his Preferred Stock, Series 1 to be redeemed by depositing with the Secretary of the Corporation a certificate or certificates representing such Preferred Stock, Series 1 together with a notice of retraction (the "Retraction Notice") requesting redemption of a specified number of Preferred Stock, Series 1 and stating the place at which the Retraction Price is to be paid. Such deposit shall be irrevocable unless the Corporation shall fail to make payment of the Retraction Price for the Preferred Stock, Series 1 to be redeemed within 30 days of receipt of the Retraction Notice. The payment of the Retraction Price shall be made by check payable at par at a United States or Canadian chartered bank or trust company and at the place stated in the Retraction Notice. The Preferred Stock, Series 1 shall then be and be deemed to be redeemed unless such check fails to clear in the ordinary course. The Corporation shall use its best efforts to pay the Retraction Price for the Preferred Stock, Series 1 to be redeemed within 30 days of receipt of the Retraction Notice, or so soon thereafter as liquid funds become available, to a holder of Preferred Stock, Series 1 who has tendered his shares as provided herein and shall cancel his certificates which were tendered subject to the terms hereof and issue new certificates in respect of the unredeemed shares, if any. Upon payment of the Retraction Price as provided herein, the Preferred Stock, Series 1 shall cease to be entitled to dividends and the holder shall not be entitled to exercise any of the rights of the shareholder in respect thereof.

     7. Redeemed or Purchased Preferred Stock, Series 1. Preferred Stock, Series 1 redeemed or purchased by the Corporation shall remain as authorized but unissued Preferred Stock, Series 1 and shall be available for issuance as such, unless payment for same is not made by the Corporation in the ordinary course.


ARTICLES OF INCORPORATION                                               Page 4
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     C. Voting Rights


     1. General. The holders of the Preferred Stock, Series 1 shall be entitled to receive notice of and to attend at all meetings of shareholders of the Corporation, other than separate meetings of the holders of another class or series of shares. Subject to Sections C.2 and C.3 hereof, a holder of any Preferred Stock, Series 1 shall be entitled to vote at such meetings on the basis of a vote per share that is equal to the lesser of:

     (a) one; and

     (b) such fractional vote per share that results in the holder and any other entity that may together with the holder be considered a "person" or "group" (respectively, a "Person" or a "Group") as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1933, as amended (the "Exchange Act") becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 34.6% (the "Threshold Amount") of the total votes attached to all outstanding voting shares of the Corporation outstanding from time to time, provided that in no event, except as provided in Section C.3 hereof, shall any votes attach to the Preferred Stock, Series 1 which would trigger a mandatory redemption of all of the variable rate bonds (the "Bonds") issued pursuant to the Indenture. For greater certainty, if at any time and only during such time a Person or Group is or becomes the beneficial owner, directly or indirectly, of the Threshold Amount of the total votes attaching to all outstanding voting shares of the Corporation, excluding any Preferred Stock, Series 1, then if such Person or Group is or becomes the beneficial owner, directly or indirectly, of any Preferred Stock, Series 1, the same shall have no votes per share, except: (i) as provided in Sections C.2 or
C.3 hereof; or (ii) in the event the Person or Group subsequently is or becomes the beneficial owner, directly or indirectly, of less than the Threshold Amount of the total votes attaching to all Voting Shares of the Corporation.

     2. Amendments to Master Indenture.If the Indenture is amended so that a Person or Group can become the beneficial owner of a percentage of the total votes attached to all outstanding voting shares of the Corporation in excess of the Threshold Amount without triggering a mandatory redemption of the Bonds, the Threshold Amount shall be amended in Section C.1(b) to be equal to the lesser of: (i) the amended percentage which triggers the mandatory redemption of the Bonds pursuant to the Indenture minus 0.1%; and (ii) 47.9%.

     3. Fully Voting. If any Person or Group becomes the beneficial owner, directly or indirectly, of a percentage of the total votes attached to all outstanding voting shares of the Corporation from time to time in excess of the Threshold Amount, as amended from time to time, (excluding any Preferred Stock Series 1), then a holder of any Preferred Stock, Series 1 shall be entitled to one vote per share.

     4. Determination. In the event of any dispute or uncertainty, the votes per share of Preferred Stock Series 1 shall be determined from time to time as required and as provided herein exclusively by the board of directors of the Corporation, whose decision and calculation shall be final and binding upon all parties and for all purposes.


ARTICLES OF INCORPORATION                                               Page 5
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     D. Liquidation, Dissolution or Wind-up

     1. Priority of Distributions. In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of the Preferred Stock, Series 1 shall be entitled, before any amounts shall be paid to or any property or assets of the Corporation are distributed among the holders of the Common Stock, or any other share of the Corporation ranking junior to the Preferred Stock, Series 1, to receive an amount equal to the amount paid-up thereon, together with all accrued and unpaid dividends thereon, any Interest Amount applicable thereto and a premium of 10% of the amount paid-up thereon. After payment to the holders of the Preferred Stock, Series 1 of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Corporation.

     2. Ratable Distribution. If any accrued and unpaid dividends, amounts payable on the return of capital, any Interest Amount or any premium in respect of the Preferred Stock, Series 1 are not paid in full, all series of Preferred Stock shall participate ratably in respect of accrued and unpaid dividends, the return of capital, any Interest Amount and the premium.

     E. Restrictions on Dividends and Issue or Retirement of Shares

     The Corporation shall not at any time without, but may at any time with, the approval of the holders of a majority of the outstanding shares of the Preferred Stock, Series 1, authorize or issue any shares, other than additional series of Preferred Stock, ranking prior to or on a parity with the Preferred Stock, Series 1 as to the payment of dividends or the distribution of the property or assets of the Corporation. Furthermore, so long as any of the Preferred Stock, Series 1 are outstanding, the Corporation shall not:

     (1) declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Preferred Stock, Series 1) on any shares of the Corporation ranking junior to the Preferred Stock, Series 1;

     (2) call for redemption, redeem, purchase or otherwise retire for value any shares ranking junior to the Preferred Stock, Series 1 (except out of the net cash proceeds of a substantially concurrent issue of shares of the Corporation ranking junior to the Preferred Stock, Series 1);

     (3) call for redemption, redeem, purchase or otherwise retire for value less than all of the Preferred Stock, Series 1;

     (4) except out of the net cash proceeds of a substantially concurrent issue of shares of the Corporation ranking junior to the Preferred Stock, Series 1, call for redemption, redeem, purchase or otherwise retire for value (i) any Preferred Stock, other than the Preferred Stock, Series 1 or (ii) any shares of a class or series ranking on a parity with the Preferred Stock, Series 1 in respect of the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs; or


ARTICLES OF INCORPORATION                                               Page 6
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     (5) create or issue any additional  Preferred Stock,  unless,  in each such case, any Interest Amount and all accrued and unpaid dividends on the outstanding Preferred Stock, Series 1 and on all other shares ranking prior to or on a parity with the Preferred Stock, Series 1, up to and including all dividends payable on the last preceding Dividend Payment Date, have been declared and paid or set apart for payment.

     F. Notices and Interpretation

     1. Notices.

     (a) Any notice, check, invitation for tenders or other communication from the Corporation provided for herein shall be sufficiently given if delivered or if sent by ordinary first class mail, postage prepaid, to the holders of the Preferred Stock, Series 1 at their respective addresses appearing on the books of the Corporation or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Corporation. Accidental failure to give any notice, invitation for tenders or other communication to one or more holders of the Preferred Stock, Series 1 shall not affect the validity of the notices, invitations for tenders or other communications properly given or any action taken pursuant to such notice, invitation for tender or other communication, but upon a failure being discovered, the notice, invitation for tenders or other communication, as the case may be, shall be sent forthwith to the holder or holders.

     (b) If any notice, check, invitation for tenders or other communication from the Corporation given to a holder of Preferred Stock, Series 1 pursuant to Section F.1(a) is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give or mail any further notices, checks, invitations for tenders or other communications to such shareholder until he informs the Corporation in writing of his new address.

     2. Interpretation.

     (a) In the event that any day on which any dividend on the Preferred Stock, Series 1 is payable or on or by which any other action is required to be taken hereunder is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or before the next succeeding day that is a business day. "Business day" means a day other than a Saturday, a Sunday or any other day that is a statutory or civic holiday in the place where the Corporation has its head office.


ARTICLES OF INCORPORATION                                               Page 7
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     (b) All references herein to a holder of Preferred Stock, Series 1 shall be interpreted as referring to a registered  holder of the Preferred Stock,  Series
1.

     G. Modification

     The rights, preferences and privileges governing the Preferred Stock, Series 1 may be deleted, varied, modified, amended or amplified with the prior approval of holders of Preferred Stock, Series 1 owning 67% of the outstanding Preferred Stock, Series 1.

          ARTICLE III. INITIAL REGISTERED OFFICE AND REGISTERED AGENT

     The initial registered office of this corporation shall be at Suite 6100; 701 Fifth Avenue, Seattle, Washington 98104, and the name of its initial registered agent at that address is HEWM Corporate Services, Inc.

                         ARTICLE IV. PREEMPTIVE RIGHTS

     Shareholders of the corporation have no preemptive right to acquire unissued shares of the corporation.

                         ARTICLE V. BOARD OF DIRECTORS

     The number of directors constituting the initial Board of Directors shall be as set forth in the bylaws of the Corporation. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders and until their successors shall be elected are:

                                Michael J. Smith
                                  Young Soo Ko
                                  Oq-Hyun Chin

     If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, such vacancy shall be filled by the Board of Directors in accordance with the Bylaws of the corporation.

     The directors shall be divided into three classes, designated Class I, Class II and Class III. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At any annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected to serve until the third ensuing annual meeting of shareholders. If the number of directors is changed in the manner provided by the bylaws, any increase or decrease shall be apportioned among the classes so the number of directors in each class is as nearly equal as possible, and any additional director of any class elected or appointed to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of such class. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.


ARTICLES OF INCORPORATION                                               Page 8
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                        ARTICLE VI. REMOVAL OF DIRECTORS

     Subject to the rights of holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all shares of this corporation entitled to vote for the election of directors. As used herein, "for cause" means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director's duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal. Notwithstanding anything to the contrary, this Article may be altered or eliminated only by amendment to this Article approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.

                           ARTICLE VII. VOTING RIGHTS

     At each election for directors, no cumulative voting by the shareholders shall be permitted. Amendment of the articles of incorporation, approval of a plan of merger or share exchange, authorization of the sale, lease, exchange or other disposition of all, or substantially all of the corporation's property, otherwise than in the usual and regular course of business, and authorization of the dissolution of the corporation, shall be approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.

               ARTICLE VIII. LIMITATION ON LIABILITY OF DIRECTORS

     A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating Section 23B.08.310 of the Act, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

    ARTICLE IX. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

     Section 1. Right to Indemnification. The corporation shall indemnify each person who is or was, or is threatened to be made, a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, member, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (whether the basis of such proceeding is alleged action in an official capacity as a director,


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

officer, partner, member, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, member, trustee, employee or agent), against all obligations to pay any judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable expenses (including attorneys fees) incurred or suffered by such person in connection therewith; provided, however, that (i) except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation, and (ii) the corporation shall not indemnify any person from or on account of: (a) acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which the person was not legally entitled. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

     Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

     Section 3. Contracts. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     Section 4. Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.


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     Section 5.  Nonexclusivity of Rights. The right to indemnification  and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

                            ARTICLE X. INCORPORATOR

     The name and address of the incorporator are as follows:

                                    David R. Wilson
                                    Suite 6100, 701 Fifth Avenue
                                    Seattle, Washington 98104


         DATED as of June 13, 2001.



                                     ----------------------------------------
                                     David R. Wilson, Incorporator























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                   CONSENT TO APPOINTMENT AS REGISTERED AGENT

     HEWM Corporate Services, Inc. hereby consents to serve as registered agent, in the State of Washington, for the Corporation. It understands that as agent for the Corporation, it will be its responsibility to accept service of process in the name of the Corporation; to forward corporate license renewal mailings to the Corporation; and to immediately notify the office of the Secretary of State in the event of its resignation or of any change in the registered office address of the Corporation for which it is the agent.

     Dated as of June 13, 2001.




                                ----------------------------------------------
                                Vice President, HEWM Corporate Services, Inc.


















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